Exhibit (a)(4)

   News Release

   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050

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                                   For Release:     Immediately
                                   Date:            July 18, 1997
                                   Contact:         Mr. Harvey Lenkin
                                                    (818) 244-8080

   GLENDALE, California--Public Storage, Inc. (NYSE:PSA), announced today that the Company's cash tender offer for units of limited partnership interest in PS Partners V, Ltd., a California limited partnership, was extended from July 21, 1997 to 5:00 p.m. New York City time on August 5, 1997.

   In the tender offer, approximately 8,999 units have been tendered.

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